Exhibit 99.1

Via E-MAIL on February 21, 2012

From:	Steve Oldham
To:	All SureWest Employees

Subject: Consolidated and SureWest Integration Update

Thanks to everyone who participated in the meetings with the Consolidated Communications Team last week in Roseville and Lenexa. The purpose of this memo is to provide an update on our progress to combine the companies.

Since the meetings last week, there have been a number of discussions between the Executive Teams at both SureWest and Consolidated, and we have begun the planning process necessary to ensure a smooth integration of the operations of both companies. We are working as partners to seek the best outcomes and are building a strong communication network with one another.

While everyone’s number one priority between now and the time the transaction closes is to make our numbers, care for our customers and continue our outstanding business and residential Broadband growth, the integration planning activities are already beginning and will intensify over time.

Dan Bessey, SureWest CFO, and Steve Childers, Consolidated CFO, have been named Transition Officers. Between now and the time the transaction closes, they and their teams will be tasked with  planning a smooth transition of the accounting and financial reporting  functions so that on the day after closing all necessary tracking and reporting can be accomplished.

Dan and Steve will also serve as “coordination points” for approving those employees in either company who feel a need to begin integration planning discussions with their counterparts. As public companies, we must take care to ensure that we are continuing to act as independent companies prior to closing, and Dan and Steve will help us fulfill that obligation.

The overall approach to integration will be to establish a project team with representatives from both companies as needed to ensure successful integration. That team will then develop a project plan for every major integration activity. Examples of these projects include financial reporting process integration, billing integration and compensation/benefits integration. Some project teams will be launched early on and others not until sometime after the closing depending on the sequence and timing of activities.

When we get a little further on in the process we will provide additional information about the integration plans and the project management office.

Please contact your manager or department head if you have any questions.

Thanks everyone,

Steve